                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                 INVESCO VAN KAMPEN OHIO QUALITY MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Ohio Quality Municipal Trust was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of the Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                Votes
Matter                            Votes For    Withheld
------                            ---------   ---------
(1)  R. Craig Kennedy..........   5,482,918      11,015
     Jack E. Nelson............   5,339,158     154,775
     Colin D. Meadows..........   5,476,046      17,887
     Hugo F. Sonnenschein (P)..         742           0

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(P)  Election of trustee by preferred shareholders only.